Exhibit 4.6

NEWS AMERICA INCORPORATED,

Company,

NEWS CORPORATION,

NEWS HOLDINGS LIMITED,

NEWS AUSTRALIA HOLDINGS PTY LIMITED,

FEG HOLDINGS, INC.,

FOX ENTERTAINMENT GROUP, INC.,

NEWS AMERICA MARKETING FSI, LLC,

NEWS PUBLISHING AUSTRALIA LIMITED,

Guarantors

and

THE BANK OF NEW YORK,

Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of March 14, 2005

Amending and Supplementing the Indenture

Dated as of February 28, 2001

due 2021

Liquid Yield Option/TM/ Notes

/TM/ Trademark of Merrill Lynch & Co., Inc.

THIRD SUPPLEMENTAL INDENTURE, dated as of March 14, 2005, among News America Incorporated, a Delaware corporation (the “Company”), with its principal office located at 1211 Avenue of the Americas, New York, NY 10036, News Corporation, a Delaware corporation (“News Corporation”), News Holdings Limited (formerly known as The News Corporation Limited), an Australia corporation (ABN 40 007 910 330) (“News Holdings”), News Australia Holdings Pty Limited (formerly known as Carlholt Pty Ltd), an Australia corporation (ABN 32 105 197 028) (“NAHPL”), FEG Holdings, Inc., Fox Entertainment Group, Inc., News America Marketing FSI, LLC, News Publishing Australia Limited, and The Bank of New York, a New York banking corporation (the “Trustee”), amending and supplementing the Indenture, dated as of February 28, 2001 (the “Original Indenture”), among the Company, the guarantors named therein and the Trustee, which provided for the issuance of the Company’s Liquid Yield Option ™ Notes due 2021 (the “Securities”). (The Original Indenture, as supplemented by the First Supplemental Indenture, dated as of June 27, 2003, the Second Supplemental Indenture, dated as of November 12, 2004, and this Third Supplemental Indenture, dated as of March 14, 2005, and as it may hereafter be supplemented is referred to herein as the or this “Indenture”.) Capitalized terms used herein and not otherwise defined herein have the meanings ascribed thereto in the Indenture.

RECITALS:

WHEREAS, on November 12, 2004, News Holdings effected a corporate reorganization in accordance with the Corporations Act of Australia pursuant to which the publicly held shares of News Holdings were exchanged for shares of News Corporation (the “Share Exchange”); and

WHEREAS, in connection with the Share Exchange, NAHPL became a wholly-owned Subsidiary of News Corporation, and News Holdings became a Subsidiary of NAHPL and News Corporation; and

WHEREAS, on March 14, 2005, subject to the receipt of certain consents, all or substantially all of the assets of News Holdings will be transferred to NAHPL, which, on the date of such transfer, will continue to be a wholly owned Subsidiary of News Corporation (the “Asset Transfer”); and

WHEREAS, Section 801 of the Indenture provides that, without the consent of the Holders, the parties may enter into an indenture supplemental to the Indenture to evidence the succession of another Person to News Holdings and the assumption by any such successor of the obligations of News Holdings contained in the Indenture and in the Securities; and

WHEREAS, Section 801 of the Indenture further provides that, without the consent of the Holders, the parties may enter into an indenture supplemental to the Indenture to cure any ambiguity or inconsistency in the Indenture; and

WHEREAS, the Original Indenture is subject to the provisions of the United States Trust Indenture Act of 1939, as amended (the “TIA”), that are required to be part of the

Original Indenture and the Indenture shall, to the extent applicable, be governed by such provisions; and

WHEREAS, the Company and each of the Guarantors have duly authorized the execution and delivery of this Third Supplemental Indenture and have done all things necessary to make this Third Supplemental Indenture a valid agreement in accordance with its terms.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE ONE

ORIGINAL INDENTURE

SECTION 101. Effect of Original Indenture.

Except as specifically provided in this Third Supplemental Indenture, the Original Indenture (as amended and supplemented prior to the date hereof) shall remain in full force and effect.

ARTICLE TWO

AMENDMENTS TO THE INDENTURE

SECTION 201. Amendments to the Indenture

Effective upon the Asset Transfer, in accordance with Section 801 of the Original Indenture:

(a) Without further action on the part of News Corporation, News Holdings or any other Person, (i) News Corporation shall assume all the obligations of News Holdings under the Securities and the Indenture, (ii) News Corporation shall succeed to, and be substituted for, and may exercise every right and power of News Holdings under the Indenture with the same effect as if News Corporation had been named as “News Corporation” in the Indenture, and (iii) News Holdings shall be discharged and released from all obligations and covenants under the Indenture and the Securities.

(b) Section 101 of the Indenture shall be amended by deleting the definition of News Holdings in its entirety.

(c) The third sentence of Section 113 of the Indenture shall be amended in its entirety as follows:

The Company and each Guarantor hereby submit to the jurisdiction of any such court, exclusive of the jurisdiction of any other court, in any such suit or proceeding, and agree that service of process upon the Company, and written notice of such service to any Guarantor (mailed or delivered to it at its principal office), shall be deemed in every respect effective service of process upon such Guarantor in any such suit or proceeding.

(d) Section 309(a) of the Indenture shall be amended by amending the definition of “Change in Control” in its entirety to read as follows:

“Change in Control” means the occurrence of the following: any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) other than News Corporation, any Subsidiary of News Corporation, any employee benefit plan of either News Corporation or any Subsidiary of News Corporation, or the Murdoch Family, becomes the beneficial owner of the greater of (A) 30% or more of the combined voting power of News Corporation’s then outstanding common stock entitled to vote generally for the election of directors (“Voting Securities”) and (B) if the Murdoch Family is the beneficial owner of, or has the right to vote, more than 30% of the Voting Securities, a percentage of Voting Securities greater than the percentage of Voting Securities so owned or voted by the Murdoch Family.

(e) All references (in any form or terms) in the Indenture, the Securities and the Guarantees to News Corporation or News Holdings under its former name or any variation thereof, including News Corporation, shall be deemed to be references to News Corporation (and not News Holdings).

(f) News America Marketing FSI, Inc., a guarantor, has been converted from a Delaware corporation into a Delaware limited liability company named News America Marketing FSI, LLC.

ARTICLE THREE

MISCELLANEOUS

SECTION 301. Effect of Headings.

The Article and Section headings herein are for convenience of reference only and shall not affect the construction hereof.

SECTION 302. Governing Law.

Subject to the following sentence, this Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws. This Third Supplemental Indenture is subject to the provisions of the TIA that are required to be part of the Original Indenture and shall, to the extent applicable, be governed by such provisions.

SECTION 303. Counterparts.

This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 304. Trustee.

The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and the Guarantors and not of the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first above written.

News America Incorporated

By:	/s/ Lawrence A. Jacobs
Name: Title:	Lawrence A. Jacobs Senior Executive Vice President and General Counsel

News Holdings Limited, as Guarantor (until the

Asset Transfer)

News Corporation (a Delaware corporation), as Guarantor

News Australia Holdings Pty Limited, as Guarantor

FEG Holdings, Inc., as Guarantor

Fox Entertainment Group, Inc., as Guarantor

News America Marketing FSI, LLC, as Guarantor

News Publishing Australia Limited, as Guarantor

By:	/s/ Lawrence A. Jacobs
Name: Title:	Lawrence A. Jacobs Senior Executive Vice President and Group General Counsel, News Corporation (a Delaware corporation), as Attorney for the Guarantors

The Bank of New York

By: /s/ Kisha A. Holder

Name:	Kisha A. Holder
Title:	Assistant Vice President

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On this 14 day of March, 2005, before me personally appeared Lawrence A. Jacobs, who acknowledged himself to be the Senior Executive Vice President and General Counsel of News America Incorporated, and that he, as such Senior Executive Vice President and General Counsel, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing in the name of each such corporation as such Senior Executive Vice President and General Counsel.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

By:	/s/ Catherine B. McDermott
Name: Title:	Notary Public, State of New York No. 02MC4974028 Qualified in Kings County Commission Expires Nov. 5, 2006

[Notarial Seal]

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On this 14 day of March, 2005, before me personally appeared Lawrence A. Jacobs, who acknowledged himself to be the Senior Executive Vice President and Group General Counsel of News Corporation, and that he, as such Senior Executive Vice President and Group General Counsel, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing in the name of each such corporation as such Senior Executive Vice President and Group General Counsel.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

By:	/s/ Catherine B. McDermott
Name: Title:	Notary Public, State of New York No. 02MC4974028 Qualified in Kings County Commission Expires Nov. 5, 2006

[Notarial Seal]